                                                                Exhibit 99.h.11


              Schedule A to the Restated Shareholder Services Plan
                           between HighMark Funds and
                        SEI Investments Distribution Co.
                          Dated as of DECEMBER 12, 2000

NAME OF FUND

Diversified Money Market Fund
U.S. Government Money Market Fund
100% U.S. Treasury Money Market Fund
California Tax-Free Money Market Fund
Income Equity Fund
Value Momentum Fund
International Equity Fund
Bond Fund
Balanced Fund
Growth Fund
California Intermediate Tax-Free Bond Fund
Small Cap Value Fund
Core Equity Fund
Small Cap Growth Fund

HIGHMARK FUNDS                         SEI INVESTMENTS DISTRIBUTION CO.

By: /s/ Todd Cipperman                By: /s/ Lydia Gavalis
    ----------------------------          -------------------------------
Title: Vice President                 Title: Vice President
       ------------------------              ----------------------------